EXHIBIT 99.2

NEWS RELEASE DATED APRIL 3, 1995



PENTAIR COMPLETES SALE OF CROSS POINTE

ST. PAUL, MINNESOTA -- April 3, 1995 -- Pentair, Inc.
(NASDAQ/NMS:PNTA) today announced it has completed the sale of its Cross Pointe Paper Corporation to Noranda
Forest, Inc., Toronto, Canada, for approximately $200 million. The transaction was effective April 1, 1995.

Cross Pointe Paper Corporation is a leading manufacturer of premium uncoated text and cover, and commercial printing and writing papers, including a wide range of recycled and chlorine-free papers. The company was formed by Pentair in 1989 from the consolidation of Flambeau Paper and Miami Paper;
Dayton Paper was recently added. Cross Pointe, which employs about 1,200 people at facilities in Minnesota, Wisconsin, Illinois and Ohio, reported net sales of $237 million in 1994.

Pentair is a St. Paul, Minnesota-based company with 1994 sales of $1.6 billion. Pentair's 10 remaining domestic and international businesses employ approximately 9,700 people. Products manufactured by Pentair businesses include electrical and electronics enclosures; woodworking equipment; power tools;
sporting ammunition; automotive service equipment;
industrial lubrication systems and material dispensing equipment; pumps; and publication papers.